Exhibit 99.1

Contact:
Shelly Whitaker, APR
Shelly.whitaker@advanceautoparts.com

Direct	540-561-8452
Fax	540-561-6445

ADVANCE AUTO PARTS REPORTS SECOND QUARTER RESULTS
Board approves a $500 million Share Repurchase Authorization

ROANOKE, Va., August 8, 2007— Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the fiscal second quarter ended July 14, 2007.

Earnings per diluted share for the second quarter were $0.64, compared to $0.59 last year, an 8.5% increase.  In the second quarter, sales increased to $1.17 billion from $1.11 billion last year.  Comparable-store sales increased 1.3% in the quarter, comprised of a 0.1% decrease in do-it-yourself (DIY) and a 5.8% increase in do-it-for-me (DIFM).  The 1.3% comparable-store sales increase compares to a 1.2% increase in last year’s second quarter.

“For the second quarter, our comp store sales increase was at the lower end of our low single digit guidance range, which was consistent with our sales trend in the first quarter,” said Jack Brouillard, Chairman, President and CEO. “Our earnings per share of $0.64 came in slightly below our $0.65 to $0.69 guidance.”

Second quarter gross margin was 48.1% of sales, a 51 basis point improvement compared to last year’s quarter, primarily reflecting improved procurement and logistics costs.

ADVANCE AUTO PARTS REPORTS SECOND QUARTER 2007 RESULTS
August 8, 2007

Second quarter selling, general and administrative (SG&A) expenses were 38.0% of sales, compared to 37.6% in second quarter 2006, a 41 basis point increase.  This increase was primarily due to a 50 basis point loss of leverage on rent, depreciation and other fixed costs from modest comparable-store sales.

Year to date sales increased to $2.64 billion from $2.50 billion last year.  Year to date comparable-store sales increased 1.2% comprised of a 0.1% decrease in do-it-yourself (DIY) and a 5.4% increase in do-it-for-me (DIFM).  The year to date 1.2% comparable-store sales increase compares to a 2.7% increase last year. Year to date earnings per diluted share were $1.35, compared to $1.27 last year.

Year to date gross margin was 48.2% of sales, a 55 basis point improvement compared to last year.

Year to date selling, general and administrative (SG&A) expenses were 38.7% of sales, compared to 38.2% in 2006, a 44 basis point increase.  This increase was primarily due to a 60 basis point loss of leverage on rent, depreciation and other fixed costs from modest comparable-store sales.

Store Information
During the second quarter, the Company opened 43 new stores, of which 5 were Autopart International (AI) stores.  The Company also relocated 11 existing stores, remodeled 27 stores, and closed 6 stores.

Year to date, the Company has opened 113 new stores, of which 13 were AI stores.  The Company has also relocated 19 existing stores, remodeled 61 stores, and closed 8 stores.

Strategy Review Update
The recent business strategy review and related customer research identified a number of key strategies that the Company needed to pursue to drive comp store sales growth, reduce its expense structure, and improve return on invested capital.

To better tailor merchandise offerings to targeted customer segments, the Company has undertaken an

ADVANCE AUTO PARTS REPORTS SECOND QUARTER 2007 RESULTS
August 8, 2007

initiative to improve parts availability in its stores. The Company expects to increase both DIY and DIFM sales with this initiative.  The Company believes it can fund a portion of this initiative with tighter management of its existing inventory.  Most of the increase in parts availability is expected to be in stores by year end.

The Company is placing a renewed focus on commercial sales growth with a series of initiatives to take greater advantage of the potential of the large and growing commercial market. These initiatives will be discussed in more detail as they are implemented.  All aspects of the commercial program are being reviewed including store staffing and compensation, truck utilization, and merchandising programs.

To better align the Company’s cost structure with the customer segments it is pursuing and increase the return on these investments, the Company announced initiatives that will reduce certain expenses by over $20 million in the second half of 2007 and over $50 million in 2008, and reduce capital expenditures by over $20 million in the second half of 2007 and over $65 million in 2008. These initiatives include:

•	Staffing at the store support center and in the field organization has been reduced by 250 positions.
•	New store openings will be reduced to 190 to 200 stores for 2007 from the previous guidance of 200 to 210 stores, and to 140 to 150 stores for 2008.
•	Store relocations will be reduced to 20 stores in 2008 from 35 in 2007.
•	The 2010 store remodel program has been halted and will be reevaluated.
•	The Advance TV network in the stores has been discontinued.
•	Certain advertising expenditures have been eliminated and other marketing and advertising expenses are being reevaluated.
•	All capital expenditure plans in logistics, IT, and other support areas have been evaluated and those investments with inadequate return have been eliminated.

Mr. Brouillard stated, “Over the past three months our team has made significant progress in taking the initial steps to position us to implement the findings from our strategy review and to strengthen our business

ADVANCE AUTO PARTS REPORTS SECOND QUARTER 2007 RESULTS
August 8, 2007

going forward.  Many of the decisions that have been made are difficult and are only the beginning as we take steps to drive our sales and reduce our expenses to more appropriate levels. We appreciate the contributions of the team members who will be leaving our company and we will assist them as they transition to the next phases of their careers.”

2007 Guidance
The Company is providing earnings guidance based on comparable-store sales of (2%) to flat for the third quarter and flat to 2% for the fourth quarter. Quarter-to-date sales results are running within that range. The Company is basing its sales guidance on an expectation that a challenging macroeconomic environment will likely continue for the remainder of the year and that the Company’s sales building initiatives will positively impact sales only to a limited degree in second half 2007 because of their implementation timeframe.

The Company forecasts third quarter 2007 earnings per diluted share in the range of $0.53 to $0.57, which compares to $0.56 in last year’s third quarter.  Included in this guidance is $0.04 per diluted share in severance expense and asset write-offs associated with the Company’s expense reduction initiatives. The Company expects full year 2007 earnings per diluted share to be in the range of $2.24 to $2.32, including the previously referenced $0.04 per share.

Capital expenditures are now anticipated to be approximately $230 to $240 million in 2007 as compared to the Company’s prior guidance of $250 to $270 million.

 Free cash flow is expected to be $150 to $170 million in 2007 as compared to prior guidance of $125 to $145 million.  Free cash flow is expected to grow more than 80% over $83.2 million of free cash flow in 2006.

Share Repurchase Authorization
The Company’s Board of Directors today authorized a $500 million share repurchase program. This new

ADVANCE AUTO PARTS REPORTS SECOND QUARTER 2007 RESULTS
August 8, 2007

authorization replaces the Company’s $300 million share repurchase program authorized in August 2005, which had been nearly completed.  Under the $300 million share repurchase authorization, the Company repurchased 6.2 million shares at an average price of $37.37 per share.

Dividend
The Company’s Board of Directors also today declared a regular quarterly cash dividend of six cents per share to be paid on October 5, 2007 to stockholders of record as of September 21, 2007.

Investor Conference Call
The Company will host a conference call on Thursday August 9, at 8:00 a.m. Eastern Standard Time to discuss its quarterly results.  To listen to the live call, please log on to the Company’s Web site, www.AdvanceAutoParts.com, or dial (866) 908-1AAP.  The call will be archived on the Company’s Web site until August 9, 2008.

About Advance Auto Parts
Headquartered in Roanoke, Va., Advance Auto Parts is the second-largest retailer of automotive aftermarket parts, accessories, batteries, and maintenance items in the United States, based on store count and sales.  As of July 14, 2007, the Company operated 3,187 stores in 40 states, Puerto Rico, and the Virgin Islands.  The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate.  These statements discuss, among other things, expected growth and future performance, including store growth, comparable-store sales, gross margin and SG&A rates, and earnings per share for third quarter 2007 and fiscal year 2007.  These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended December 30, 2006, on file with the Securities and Exchange Commission.  Actual results may differ materially from anticipated results described in these forward-looking statements.  The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.

-Financial Tables to Follow-

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 14,	December 30,	July 15,
	2007	2006	2006

Assets

Current assets:
Cash and cash equivalents	$82,647	$11,128	$13,128
Receivables, net	90,689	97,046	87,414
Inventories, net	1,560,507	1,463,340	1,433,126
Other current assets	45,128	40,459	41,088
Total current assets	1,778,971	1,611,973	1,574,756

Property and equipment, net	1,019,252	994,977	954,620
Assets held for sale	2,796	1,548	4,099
Goodwill	33,918	33,718	67,208
Intangible assets, net	27,345	27,926	-
Other assets, net	13,107	12,539	22,037
	$2,875,389	$2,682,681	$2,622,720

Liabilities and Stockholders' Equity

Current liabilities:
Bank overdrafts	$15,771	$34,206	$38,297
Current portion of long-term debt	68	67	37,767
Financed vendor accounts payable	154,695	127,543	128,511
Accounts payable	736,563	651,587	688,727
Accrued expenses	298,097	252,975	291,278
Other current liabilities	44,420	47,042	44,628
Total current liabilities	1,249,614	1,113,420	1,229,208

Long-term debt	350,332	477,173	392,651
Other long-term liabilities	63,418	61,234	67,765
Total stockholders' equity	1,212,025	1,030,854	933,096
	$2,875,389	$2,682,681	$2,622,720

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
July 14, 2007 and July 15, 2006
(in thousands, except per share data)
(unaudited)

	July 14,	July 15,
	2007	2006

Net sales	$1,169,859	$1,107,857

Cost of sales, including purchasing and warehousing costs	606,998	580,498

Gross profit	562,861	527,359

Selling, general and administrative expenses	445,051	416,913

Operating income	117,810	110,446

Other, net:
Interest expense	(7,392)	(8,752)
Other income (expense), net	508	(21)
Total other, net	(6,884)	(8,773)

Income before provision for income taxes	110,926	101,673

Provision for income taxes	42,502	38,737

Net income	$68,424	$62,936

Basic earnings per share	$0.64	$0.60
Diluted earnings per share	$0.64	$0.59

Average common shares outstanding ( a )	106,486	105,650
Dilutive effect of share-based compensation	984	1,143
Average common shares outstanding - assuming dilution	107,470	106,793

( a )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At July 14, 2007 and July 15, 2006, we had 106,962 and 105,005 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual reports , but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twenty-Eight Week Periods Ended
July 14, 2007 and July 15, 2006
(in thousands, except per share data)
(unaudited)

	July 14,	July 15,
	2007	2006

Net sales	$2,637,979	$2,500,867

Cost of sales, including purchasing and warehousing costs	1,365,715	1,308,340

Gross profit	1,272,264	1,192,527

Selling, general and administrative expenses	1,019,761	955,783

Operating income	252,503	236,744

Other, net:
Interest expense	(18,666)	(18,915)
Other income, net	850	599
Total other, net	(17,816)	(18,316)

Income before provision for income taxes	234,687	218,428

Provision for income taxes	90,162	81,411

Net income	$144,525	$137,017

Basic earnings per share	$1.36	$1.28
Diluted earnings per share	$1.35	$1.27

Average common shares outstanding ( a )	106,034	106,923
Dilutive effect of share-based compensation	965	1,277
Average common shares outstanding - assuming dilution	106,999	108,200

( a )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the year. At July 14, 2007 and July 15, 2006, we had 106,962 and 105,005 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual reports , but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Twenty-Eight Week Periods Ended
July 14, 2007 and July 15, 2006
(in thousands)
(unaudited)

	July 14,	July 15,
	2007	2006
Cash flows from operating activities:
Net income	$144,525	$137,017
Depreciation and amortization	79,436	70,860
Share-based compensation	10,412	9,892
Benefit for deferred income taxes	(13,385)	(7,425)
Excess tax benefit from share-based compensation	(10,618)	(3,427)
Other non-cash adjustments to net income	4,110	791
Decrease (increase) in:
Receivables, net	3,101	7,395
Inventories, net	(97,167)	(66,027)
Other assets	(626)	5,391
Increase (decrease) in:
Accounts payable	84,976	59,479
Accrued expenses	69,978	44,339
Other liabilities	5,242	(861)
Net cash provided by operating activities	279,984	257,424

Cash flows from investing activities:
Purchases of property and equipment	(115,652)	(132,015)
Business acquisitions, net of cash acquired	-	(12,500)
Insurance proceeds related to damaged property	3,251	-
Proceeds from sales of property and equipment	1,150	6,788
Net cash used in investing activities	(111,251)	(137,727)

Cash flows from financing activities:
Decrease in bank overdrafts	(18,435)	(11,873)
Increase in financed vendor accounts payable	27,152	9,160
Dividends paid	(19,093)	(12,839)
Net payments on credit facilities	(126,800)	(8,350)
Proceeds from the issuance of common stock, primarily exercise
of stock options	32,599	10,586
Excess tax benefit from share-based compensation	10,618	3,427
Repurchase of common stock	(3,426)	(137,560)
Other	171	97
Net cash used in financing activities	(97,214)	(147,352)

Net increase (decrease) in cash and cash equivalents	71,519	(27,655)
Cash and cash equivalents, beginning of period	11,128	40,783
Cash and cash equivalents, end of period	$82,647	$13,128

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Twenty-Eight Week Periods Ended
July 14, 2007 and July 15, 2006
(in thousands, except per share data)
(unaudited)

Reconciliation of Free Cash Flow

	July 14,	July 15,
	2007	2006

Cash flows from operating activities	$279,984	$257,424
Cash flows used in investing activities	(111,251)	(137,727)
	168,733	119,697

Increase in financed vendor accounts payable	27,152	9,160

Free cash flow	$195,885	$128,857

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.